Exhibit 16.2

Gruber & Company, LLC

March 23, 2012

Securities and Exchange Commission

100 F Street, N.E.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Lenco Mobile Inc., which were filed with the Securities and Exchange Commission on March 19, 2012 pursuant to Item 4.01 of Form 8-K as part of the Company’s Current Report on Form 8-K/A. We agree with the statements concerning our firm in such Form 8-K/A.

Sincerely,

/s/ Gruber & Company, LLC

Gruber & Company, LLC